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                                                                  Exhibit 10.25

                         CORPORATE PURCHASING AGREEMENT
                                  GROUP MEMBER

         This Corporate Purchasing Agreement (the "Agreement") is entered into by and between PRINCIPAL HOSPITAL COMPANY, (hereinafter "Participant"), located at 109 Westpark Drive, Brentwood, Tennessee 37027 and ALIGNED BUSINESS CONSORTIUM GROUP, L.P. a limited partnership (hereinafter "ABC Group"), located at One Park Plaza, Nashville, Tennessee 37203, ATTENTION: EXECUTIVE DIRECTOR OF ABC GROUP.

                              W I T N E S S E T H:

         A. ABC Group maintains agreements and provides access to Columbia/HCA agreements for purchasing various goods, supplies, materials, dietary products, pharmaceuticals and equipment (collectively, "Supplies and Equipment") used by hospitals on a national basis. These purchase agreements, as amended or modified from time to time, together with such additional purchase agreements as ABC Group and Columbia/HCA and their affiliates may hereafter enter into and which are designated by ABC Group as accessible by Participant, are herein collectively referred to as the "Supply Contracts."

         B. Participant desires to purchase Supplies and Equipment under the Supply Contracts in accordance with the terms and conditions of those Supply Contracts; subject however to limitations imposed on Participant under its existing supply agreements and technological limitations related to Participant's equipment and operations. The current Supply Contracts are described on Exhibit A attached hereto.

         C. Participant and its affiliates own, operate and/or manage the hospitals or other health care related facilities and services described on Exhibit B attached hereto (the "Facilities").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth, it is agreed as follows:

         1. PURPOSE. Participant hereby engages ABC Group to assist in the purchasing of Supplies and Equipment through access to Columbia/HCA contracts at Columbia/HCA pricing and through ABC Group contracts at ABC Group pricing used in the normal and customary operations of the Facilities of the Participant and ABC Group agrees to assist in the purchasing of such Supplies and Equipment, all as more fully set forth below.

         2. TERM. Subject to prior termination under Paragraph 7 below, the term of this Agreement shall be for a period of five (5) years commencing on 1st day of April, 1997, and ending on 31st day of December, 2002 (the "Term"). Upon the completion of the term of this Agreement, or upon the end of Brim Healthcare's participation in the ABC Group Limited Partnership as a Limited Partner, or upon the dissolution of the ABC Group, which ever comes first, The Principal Hospital Corporation shall continue to have access to the portfolio contracts of Columbia/HCA at Columbia/HCA pricing and (if the ABC Group continues to exist) access to ABC Group contracts at ABC Group pricing for a minimum of five years thereafter.


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         3.       ABC GROUP'S RESPONSIBILITIES.

         a. Upon execution of this Agreement, ABC Group will deliver, or cause to be delivered, to Participant a copy (or brief summary hereof) of all Supply Contracts which ABC Group and Columbia/HCA has in effect at that time. Additionally, ABC Group will, during the Term hereof and any extension or renewal, provide Participant with copies of any additional amendments, changes or termination to such agreements on a timely basis so that Participant can be advised thereof.

         b. ABC Group will provide consultation with Participant to effect a smooth transition to the purchasing program.

         c. ABC Group shall notify each of the suppliers under the Supply Contracts that Participant and its affiliates are participating in those agreements. Participant and its affiliates shall be entitled to purchase Supplies and Equipment under the Supply Contracts for the normal and customary use of such Supplies and Equipment in the operation of the Facilities and, in connection therewith, Participant and its affiliates shall receive the same discounts thereunder as ABC Group or as Columbia/HCA receives, as may be appropriate.

         d. Participant acknowledges that ABC Group has certain subsidiaries and affiliates that operate in the health care field. Certain of these subsidiaries or affiliates may, from time to time, make proposals to or do business with Participant and/or its affiliates. Participant and its affiliates shall not be required to accept any such future proposals as a result of this Agreement or any other business relationship between ABC Group and Participant and its affiliates.

         e. ABC Group shall consult with Participant and its affiliates regarding the monitoring and evaluation of the implementation and utilization of the Supply Contracts.

         4. REPRESENTATIONS AND COVENANTS BY PARTICIPANT. Participant hereby represents and warrants to and covenants with ABC Group as follows:

         a. All purchasing by Participant and its affiliates of Supplies and Equipment under said Supply Contracts shall be in the name of Participant or its affiliates, who shall be solely responsible for payment therefore.

         b. Any purchase under the Supply Contracts by Participant and its affiliates for Supplies and Equipment for any of the Facilities will be between Participant or its affiliates, on the one hand, and the respective contractor, on the other hand. ABC Group shall have no liability under such agreements or with respect to any such purchases, or any Supplies and Equipment furnished thereunder. Without limiting the generality of the foregoing, ABC Group does not make any warranty, express or implied, as to such Supplies and Equipment.





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         c.       Participant and its affiliates shall indemnify and hold
                  harmless ABC Group and Columbia/HCA, their affiliates, subsidiaries, agents, officers, directors and employees (the "Indemnified Parties") from any liability, claim, judgment penalty, cost or expense (including attorneys fees and litigation expenses) incurred by, brought or asserted against them or any of them arising out of this purchasing program, including without limitation any claims resulting the failure to pay for any Supplies and Equipment purchased, any product liability claims associated with the Supplies and Equipment purchased, and any claims resulting from ABC Group's acts or omissions (except to the extent that any such claims result from the gross negligence or intentional misconduct of ABC Group).

         d. During the Term of this Agreement and any extension or renewal hereof, neither Participant nor any of its affiliates shall enter into or utilize any other similar group purchasing agreement or arrangement for purchasing hospital goods, supplies, materials, dietary products, pharmaceutical and/or equipment except with ABC Group or a subsidiary or affiliate of ABC Group. The parties intend that this Agreement shall be the exclusive arrangement that Participant utilizes for the Purchase of Supplies and Equipment through a group purchasing organization or similar entity.

         e. Participant shall ensure that the Facilities will not utilize or maintain membership in any other group purchasing organization except for the group purchasing organization of ABC Group.

         f. Participant covenants, represents and warrants that the Facilities will maintain a compliance rate of 80% for the Supply Contracts accessed by the Participant and its facilities.

         g. Participant shall cause the Facilities to comply with the payment terms of the Supply Contracts.

         5.       COMPENSATION.

         a. Participant acknowledges that, as a result of Participant's participation in the group purchasing program, ABC Group may receive administrative fees in connection with certain Supplies and Equipment that are purchased, licensed or leased by Participant and its affiliates for the Facilities. Such payment shall not exceed 3% of the purchase price of the goods or services provided by the participating vendor. All administrative fees collected by ABC Group, with respect to purchases made by Participant and its affiliates for the Facilities will be returned to Participant on a one hundred percent (100%) basis. ABC Group shall disclose to Participant, on a quarterly basis, ABC Group's receipt of these fees and will submit to Participant in writing, on an annual basis, and to the Secretary of Health and Human Services upon his or her request, the amount received from each vendor with respect to purchases made by or on behalf of Participant. Participant is responsible for disclosing this information to each Facility and for the payment of any portion of such fees which is due to Participant's affiliates or the Facilities.


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         b.       All rebates generated as a result of the Participant's
                  facilities accessing Supply Contracts available directly or accessible through ABC shall be paid directly to the Participant's facility whose purchasing activity generated said rebate.

         7.       TERMINATION.

         a. Upon termination of this Agreement, whether by expiration of its Term or otherwise, ABC Group shall have no further obligations hereunder, including without limitation, no obligation to maintain, update or advise Participant or its affiliates concerning any system or procedure provided hereunder.

         b.       ABC Group may terminate this Agreement on one hundred eighty
                  (180) days notice to Participant or its affiliates if Participant and it affiliates fail to meet the compliance level described in Section 4.f. for any one or more of the Facilities or if Participant otherwise breaches the terms of this Agreement and if Participant fails to cure its lack of compliance upon written notice from ABC Group.

         8.       SUCCESSORS AND ASSIGNS.

         a. Neither party may assign its interest in or delegate the performance of its obligations under this Agreement to any other person without obtaining the prior written consent of the other party, except that ABC Group may assign its interest or delegate the performance of its obligations to a any affiliate of ABC Group or any other party that is qualified to do business in the states in which the Facilities are located (if such qualification is required pursuant to the laws of those states).

         b. Participant shall not have the right to sell, hypothecate, convey, assign or otherwise transfer this Agreement or assign any of its interest or the benefits hereunder to any other party without the prior written consent of ABC Group; provided however that the affiliates of Participant who are operating the facilities may participate in this purchasing program to the extent required for the normal and customary usage of Supplies and Equipment for those Facilities.

         c. The terms, provisions, covenants, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto, provided that no assignment, transfer, pledge or mortgage by or through either party, as the case may be, in violation of the provisions of this Agreement, shall vest any rights in the assignee, transferee, pledgee or mortgagee.





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         9.       NOTICES. Any notice by any party to the other shall be in
                  writing and shall be deemed to have been given on the earlier of (a) the date on which it is personally received or (b) four
                  (4) days after it is deposited in the U.S. mail, postage prepaid, certified with return receipt requested and addressed to the party at its address as set forth on page 1 of this Agreement (or at such other address as may have been designated by the party pursuant to this Paragraph 9).

         10. APPLICABLE LAW. This Agreement is entered into in the State of Tennessee and shall be governed by the laws of the State of Tennessee and all actions concerning this Agreement shall be brought in the courts of the State of Tennessee with exclusive venue in Davidson County, Tennessee.

         11. ACCESS TO BOOKS AND RECORDS OF ABC GROUP, BY SECRETARY OF HHS OR AUTHORIZED REPRESENTATIVE. Upon written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, ABC Group or any other related organization providing services with a value or cost of ten thousand dollars ($10,000.00) or more, over a twelve (12) month period, shall make available to the Secretary the contract, books, documents and records that are necessary to certify the nature and extent of the costs of providing such services. Such inspection shall be available up to four (4) years after the rendering of such services. This paragraph is not intended to prohibit or impede any state audits pursuant to state law.

         12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and correctly sets forth the rights, duties and obligations of the parties as of the date set forth above. Any and all prior agreements, promises, proposals, negotiations or representations, whether written or oral, which are not expressly set forth in this Agreement are hereby superseded and are of no force or effect. No modification, amendment or change hereof shall be effective or binding on any party unless set forth in writing, duly executed by the parties.






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         13.      MISCELLANEOUS. The parties acknowledge that this Agreement is the result of mutual negotiation. Accordingly, this Agreement shall not be construed against the party preparing and drafting it, but shall be construed as if both parties jointly prepared and drafted it. Any uncertainty or ambiguity shall not be interpreted against either party by virtue of such party's actual role in the preparation and drafting hereof. The waiver by any party hereto of any requirement or obligation arising hereunder shall be in writing to be effective and shall not operate or be construed as a subsequent waiver thereof. The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall constitute one instrument. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate this entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable, and if no such modification shall render it valid or enforceable, then this Agreement shall be construed as if not containing such provision. The term "affiliate" shall mean with respect to any party any entity or person controlling, controlled by or under common control with such party. This Agreement is intended solely for the benefit of the parties hereto and is not intended to, and shall not, create any enforceable third party beneficiary rights.

         14. CONFIDENTIALITY. All information, documents and instruments (including, without limitation, all information relative to the terms and conditions of the Supply Contracts) delivered to Participant and its affiliates or their agents, directors, officers and employees are of a confidential and proprietary nature. Participant agrees that throughout the term of this Agreement and for a period of five (5) years following the expiration of this Agreement it will maintain the confidentiality of all such confidential information, documents or instruments and will only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents and its affiliates who operate the Facilities. Participant shall communicate to each of such parties the confidentiality obligations required under this Agreement and shall be responsible for those parties compliance with these confidentiality obligations. Participant acknowledges and agrees that any breach of this section would result in irreparable harm to ABC Group and its affiliates and that therefore each of them shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting cash or otherwise, in addition to all of their other legal and equitable remedies.







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IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed by their authorized representatives this 21st day of April, 1997.


ALIGNED BUSINESS                        PRINCIPAL
CONSORTIUM GROUP                        HOSPITAL COMPANY



By: /s/ C. Wayne Cole                   /s/ Jim McKinney
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    Signature                           Signature

C. Wayne Cole                           Jim McKinney
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Print Name                              Print Name

Executive Director                      Senior Vice President
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Title                                   Title





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